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                                                                 Exhibit: 10.15T

SECURITY INTEREST AGREEMENT (#18)                                  July 10, 1998

WHEREAS the Trudy Corp of 353 Main Avenue in Norwalk, Ct (hereafter "Trudy") is seeking to pay $28,900.00 to upgrade its computer system, and

WHEREAS William W. Burnham (hereafter "Burnham") of White Oak Shade Road in New Canaan, CT is willing to assist Trudy Corp by lending Trudy Corp $28,900.00 (twenty eight thousand nine hundred dollars and 00/100) to purchase the new computer operating system.

NOW THEREFORE, Trudy Corp agrees to provide a security interest to Burnham in recognition of the value he is providing the Company and the risks therein.

Trudy agrees to give Burnham a collateral interest in all Cash or Securities, all Accounts Receivable both of Trudy and its subsidiary, Soundprints, all inventory of whatever kind, and all furniture and fixtures. This security interest shall be limited to the amount referred to above, plus imputed interest of 8% per annum.

Burnham shall be entitled to perfect his security interest, if and when Trudy is unable to repay this debt on its maturity; the entire $28,900.00 should be repaid by July 10, 1999. In such circumstances, Burnham shall have a collateral interest second only to that of First union (if any) and Alice Burnham, but in any event senior to all trade creditors and to all other liabilities of the Company unless otherwise stated or stipulated by legislation.

Both parties agree that there may be partial reductions under this agreement as funds are repaid by Trudy to Burnham; the collateral interest shall be reduced pro rata.

AGREED:  /s/ W. T. Carney                      ACCEPTED:  /s/ William W. Burnham
         ----------------------                           ----------------------
         William T. Carney                                William W. Burnham
         Vice President/ CFO for
         Trudy Corp

Dated:   July 10, 1998